UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 14, 2005

MILINX BUSINESS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-26421	91-1954074
(Commission File Number)	(IRS Employer Identification No.)

7251 W. Lake Mead Center
Suite 300
Las Vegas, NV 89128
(Address of principal executive offices and Zip Code)

702-562-4045
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

The Company has entered into a funding agreement (the “Funding Agreement”) dated April 14, 2005 with SPV Corp., a private investment company incorporated in Delaware and with an office in Vancouver, British Columbia. Pursuant to the Funding Agreement SPV will purchase one or more convertible promissory notes of the Company for a principal amount of up to $50,000 per note. The principal amount of the note may however be less at the option of SPV. The notes will bear interest at the rate of 10% per annum payable at maturity. The maturity date will be determined by the Company and SPV at the time of each purchase of a note based on the Company’s prospects as to repayment. The notes are convertible shares of common stock of the Company at the rate of $0.001 per share for the first $50,000, and thereafter at a price of $0.005, $0.015 respectively for each subsequent tranche of $50,000 funded, and $0.03 for the balance of $100,000 that may be funded, up to a total of $250,000, all calculated on a post share rollback basis as approved by the Board of Directors of the Company. The conversion of the notes and the rollback are subject to shareholder approval, and the Company has agreed with SPV to use best efforts to call and hold a shareholder meeting as soon as practical. The note will be secured by general security agreement over the assets of the Company as described below.

The note may be prepaid in whole or in part at any time or from time to time, with the consent of the holder on ten (10) days’ prior written notice to the holder without premium or penalty. In case of a spin-off transaction involving one or more of the Company’s wholly owned subsidiaries, in consideration of one U.S. dollar (US$1.00) to be paid to each subsidiary subject to the spin-off, and for the consideration of advancing the principal sum of the note to the Company, and for consideration of releasing its security interest pursuant to the note in the shares of the subsidiaries held by the Company at the time of closing such spin-off transaction, and other good and valuable consideration, the holder will receive a secured convertible debt instrument from each such subsidiary in the same principal amount and convertible at the same price per share of such subsidiary, and otherwise in form and substance largely identical to this note which may be in the form of a converted value or new instrument with a conversion right which will be approved prior to such agreed action by the note holder.

Pursuant to the terms of the Funding Agreement, the Company will enter into a General Security Agreement supporting the amounts advanced pursuant to the Funding Agreement. The security will consist of all of the Company’s present and after acquired assets, personal property, and other goods, tangible chattel paper, documents of title, and instruments.

The Funding Agreement also provides for the amendment of the Series A Preferred Shares as may be approved by the Board of Directors of the Company and SPV. Pursuant to the funding Agreement the Company granted a right of first refusal on all further financing and offerings to SPV effective until the Company is in brought current in its filing obligations with the SEC. Pursuant SPV will initially advance up to $250,000, to be followed by up to $2,500,000 in additional funding in connection with funding a new business venture, and subject to the Company being in good standing with the State of Delaware and current with the filing of SEC reports. The Funding Agreement references a new business venture in the alternative fuel and hybrid technologies retail services such as leasing, rental, sales and energy delivery stations. The Company is currently considering this venture, however may not proceed.

The purpose of the funding is to permit the Company to pay franchise taxes owing to the State of Delaware as necessary to complete the revival of the Company under Delaware Corporate law. The funding will also permit the Company to engage legal and accounting professionals as necessary to work towards bringing the Company current in its reports required to be filed with the SEC, and towards the reorganization of the business and affairs of the Company. Pursuant to the terms of the Funding Agreement, the Company will review of the status of all subsidiaries and possible spin-off of the subsidiaries in order to maximize the remaining assets of the Company. The Company will review a spin off of the British Columbia subsidiary, 580880 B.C. Ltd. and will request return of assets and documents from the former premises landlord of the former 1080 and 1045 Howe Street offices of the Company. The Company will pursue transactions necessary to divest itself of the BC subsidiary to eliminate this liability from the Company which may include compensating such individuals or entities with shares of the Parent or other valuable consideration the Company or subsidiary may posses.

The Company has been dormant for some time and there can be no assurances that any funding or other investment could result in a successful revival of the Company or that the Company will be able to comply with SEC reporting requirements, including financial reporting requirements. In addition, both the amendment of the Series A Preferred shares and the issuance of the convertible note have dilutive effects on existing common shareholders. Any investment in the Company at this very preliminary stage of revival and reorganization involves considerable risk.

Item 9.01. Exhibits.

10.1	Funding Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILINX BUSINESS GROUP, INC.

/s/ Kerry A. Grant
Kerry A. Grant, President and Director Date: April 29, 2005